Exhibit 10.52
ASYST TECHNOLOGIES, INC.
CHANGE IN CONTROL AGREEMENT
          THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of [                    ] (the “Effective Date”), by and between Asyst Technologies, Inc., a California corporation (including, in the event of merger, acquisition, Change in Control or corporate dissolution or succession, any parent or successor entities, “Asyst”), and [                    ] (the “Executive”).
          WHEREAS, Asyst considers it essential to foster the continued employment of key management personnel and recognizes the distraction and disruption that the possibility of a Change in Control (as defined in Section 1(g), below) may raise, to the detriment of Asyst and its stockholders; and
          WHEREAS, Asyst has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties in the face of a possible Change in Control;
          NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Asyst and the Executive hereby agree as follows:
          This Agreement shall specifically supersede and replace that Change-in-Control Agreement between Asyst and Executive, dated [                    ], which agreement is deemed cancelled as of the Effective Date.
     1. DEFINITIONS.
          (a) “Annual Base Salary” shall mean, as of any point in time, the annual base salary of Executive, as may be adjusted from time to time by Asyst.

          (b) “Base Salary” shall mean, as of any point in time, the current portion of the Annual Base Salary.
          (c) “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934 (as amended).
          (d) “Beneficiary” shall mean (i) the person or persons named by Executive pursuant to Section 15, below, or (ii) in the event of his or her death, if no person is designated Beneficiary and survives Executive, his or her estate.
          (e) “Board” shall mean the Board of Directors of Asyst.
          (f) “Cause” shall mean the occurrence, without the Board’s express written consent, of any one of the following specific material acts or omissions by Executive:
               (i) Executive’s conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (whether subject to appeal);
               (ii) willful or continued failure by Executive to perform his or her material duties or obligations under this Agreement and/or as an officer or senior executive of Asyst;
               (iii) willful or continued engagement by Executive in misconduct that is demonstrably and materially injurious to Asyst;
               (iv) gross negligence by Executive during the performance of the duties of his or her position resulting in demonstrable and material injury to Asyst;
               (v) entry by a court or governmental or regulatory agency of the United States, or a political subdivision thereof, of an order barring Executive from serving as an officer or director of a public company;
               (vi) willful or continued breach by Executive of a material duty or obligation under Asyst’s Code of Business Conduct then in effect; or
               (vii) willful or continued breach by Executive of his or her confidentiality obligations to Asyst, under this Agreement or otherwise.
          For the purposes of this definition, no act or failure to act on the part of Executive shall be deemed “willful” to the extent (x) caused by Disability or (y) done, or omitted to be done, by him or her in good faith or with reasonable belief that his or her act or omission was in the best interest of Asyst.
          (g) “Change in Control” shall mean occurrence of any of the following:
               (i) acquisition by an individual, an entity or a group (excluding Asyst or an employee benefit plan of Asyst, or a corporation controlled by Asyst’s shareholders) of 30 percent or more of Asyst’s common stock or voting securities;
               (ii) change in composition of the Board (other than by retirement or voluntary termination of service) occurring within a rolling two-year period, as a result of which fewer than a majority of the directors at the end of such rolling two-year period are Incumbent Directors (“Incumbent Directors” shall mean directors who either are members of the Board (x) as of the beginning of such rolling two-year period or (y) prior to any Business Combination are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of such directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest); or
               (iii) consummation of a complete liquidation or dissolution of Asyst or a merger, consolidation, transfer or sale of all or substantially all of Asyst’s assets (collectively, a “Business Combination”), but which shall not include a Business Combination (x) in which the shareholders of Asyst receive 50 percent or more of the stock resulting from the Business Combination, (y) in which at least a majority of the board of directors of the resulting corporation comprise Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Asyst) owns 30 percent or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination.
          (h) “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.
          (i) “Committee” shall mean the Compensation Committee of the Board.
          (j) “Date of Termination” shall mean, with respect to any actual or purported termination of Executive’s employment during the Term of Agreement, the following:
               (i) if his or her employment terminates by death, the date of death; or
               (ii) if his or her employment terminates for any other reason, the date specified in the Notice of Termination, whether provided by Asyst or Executive.
          (k) “Disability” shall mean Executive’s inability reasonably to perform the essential duties as an officer or senior executive of Asyst by reason of a physical or mental disability or infirmity, with or without reasonable accommodation, as determined in writing by a physician reasonably acceptable to Asyst and Executive, which disability or infirmity has continued for more than six consecutive months or an aggregate of nine months in any 12-month period.
          (l) “Effective Date” shall mean the date indicated in the first paragraph of this Agreement.
          (m) “Fiscal Year” shall mean the 12-month fiscal period then in effect as determined and reported by Asyst.
          (n) “Good Reason” shall mean the occurrence, without Executive’s prior express written consent, of any one of the following specific material acts or omissions by Asyst (but shall not include acts or omissions whose affect on Executive is de minimis or not material), subject to the opportunity to correct, cure or remedy the Good Reason as provided in Section 4, below:
               (i) Executive’s removal from his or her position as an executive of Asyst or a substantial adverse alteration in the nature of his or her authority, duties or responsibilities as an executive of Asyst (including the assignment to Executive of any duties substantially inconsistent with his or her position as an executive of Asyst, or a substantial change in the reporting of Executive), or any other action by Asyst that results in substantial diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied promptly by Asyst, after receipt of a notice from Executive as provided in Sections 4 and 20, below, describing such isolated, insubstantial or inadvertent action;
               (ii) reduction by Asyst in Executive’s Base Salary (in which case, the Annual Base Salary for the purposes of calculating Executive’s benefits under Section 3(b), below, shall be the Base Salary immediately prior to such reduction) and/or annual target bonus as in effect on the Effective Date, or as the same may be adjusted from time to time, except for across-the-board reductions similarly and proportionately affecting all senior executives of Asyst; provided, however, that such across-the-board reductions are not made as a result of, or in contemplation of, a Change in Control;
               (iii) failure by Asyst to continue in effect any compensation plan or other senior executive incentive program in which Executive participates and that is material to his or her total compensation, except pursuant to an across-the-board elimination, deferral or reduction similarly and proportionately affecting all senior executives of Asyst; provided, however, that such across-the-board elimination, deferral or reduction is not made as a result of, or in contemplation of, a Change in Control;
               (iv) relocation of Asyst’s principal place of business to a location more than 30 miles from the location of such office on the Effective Date; or
               (v) failure of a successor to all or substantially all of the business and/or assets of Asyst expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Asyst is required to perform it.
          (o) “Notice of Termination” shall mean delivery of written notice by one party and receipt thereof by the other party in accordance with Sections 4 and 20, below.
          (p) “Performance-Based Awards” shall mean any equity awards or other long-term incentive awards for which the vesting is based on the accomplishment of certain performance criteria, including, without limitation, the restricted stock awards granted to Executive under the Company’s 2001 Non-Officer Equity Plan or 2003 Equity Incentive Plan. Awards for which the vesting is based on continued service only shall not be considered Performance-Based Awards.
          (q) “Section 409A” shall mean Section 409A of the Code, as amended, and any final regulations and guidance promulgated thereunder.
     2. TERM OF AGREEMENT
          The Term of this Agreement shall commence on the Effective Date and shall terminate on March 31, 2010, unless it is earlier terminated by Asyst for Cause or voluntarily by

Executive, or to the specific extent otherwise amended or extended by written agreement of the parties; provided, however, that, if a Change in Control shall occur on or prior to March 31, 2010, the Term of Agreement shall continue in effect until the later of (x) 24 months after the date on which such Change in Control occurs or (y) March 31, 2010.
          (a) Termination for Cause. Executive understands, acknowledges and agrees that Asyst may terminate his or her employment for Cause at any time, upon two (2) weeks written notice. During the period of such notice, the Executive may be relieved of his or her daily, general and specific responsibilities. Asyst is not required to provide Executive any opportunity or period to correct, cure or remedy the event or condition that constitutes Cause in order to reinstate his or her employment.
          (b) Voluntary Termination by Executive. Asyst understands, acknowledges and agrees that Executive may terminate his or her employment voluntarily at any time, upon two (2) weeks written notice.
          (c) Entitlement upon Termination by Asyst for Cause or Voluntarily by Executive. In the event the Executive’s employment is terminated by Asyst for Cause or voluntarily by Executive, Executive understands, acknowledges and agrees that he or she will be entitled to the following compensation and benefits as Executive’s sole compensation, and Asyst shall have, sue or owe no other obligation or liability to Executive, under this Agreement or otherwise, in respect of the conduct or termination of Executive’s employment.
               (i) Base Salary through the Date of Termination;
               (ii) payment in lieu of any accrued but unused vacation in accordance with Asyst’s policy and procedures and applicable laws;
               (iii) any annual performance bonus for any completed fiscal year,

deemed earned, due and payable but not yet paid to Executive;
               (iv) any deferred compensation deemed earned and due under any incentive compensation plan of Asyst or any deferred compensation agreement then in effect;
               (v) any other right, compensation, payment or benefit, including without limitation long-term incentive compensation, benefits under equity awards, and employee benefits that have vested through the Date of Termination or to which Executive may then be entitled in accordance with the applicable terms of each award or plan; and
               (vi) reimbursement of any reasonable and appropriate business expenses incurred by Executive through the Date of Termination but not yet paid to Executive.
     3. ENTITLEMENT UPON TERMINATION BY ASYST WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON, WITHIN TWO YEARS FOLLOWING A CHANGE IN CONTROL. In the event, during the Term of the Agreement, that Executive’s employment is terminated within two years following a Change in Control (a) by Asyst without Cause or (b) by Executive for Good Reason, the Executive shall be entitled to the following rights, compensation, payments and benefits:
          (a) General Entitlement
               (i) Base Salary through the Date of Termination;
               (ii) payment in lieu of any accrued but unused vacation in accordance with Asyst’s policy and procedures and applicable laws;
               (iii) any annual bonus deemed earned, due and payable but not yet paid to Executive;
               (iv) any deferred compensation deemed earned and due under any incentive compensation plan of Asyst or any deferred compensation agreement then in effect;

               (v) any other right, compensation, payment or benefit, including without limitation long-term incentive compensation, benefits under equity awards, and employee benefits that have vested through the Date of Termination or to which Executive may then be entitled in accordance with the applicable terms of each award or plan; and
               (vii) reimbursement of any reasonable and appropriate business expenses incurred by Executive through the Date of Termination but not yet paid to Executive.
          (b) Change in Control Entitlement
               (i) an amount in cash representing an annual bonus under Asyst’s performance-based annual incentive compensation plan for the Fiscal Year in which Executive’s termination occurs, prorated to the Date of Termination utilizing as the pro ration factor a fraction, the numerator of which is the number of days in the current Fiscal Year through the Date of Termination and the denominator of which is 365. Such annual bonus payment shall be based on the then-current annual bonus target for Executive, and shall assume 100 percent achievement of individual and corporate performance targets and objectives;
               (ii) an amount in cash equal to two times Executive’s Annual Base Salary, at the rate in effect immediately before the Date of Termination;
               (iii) an amount in cash equal to two times the average of Executive’s annual earned bonuses actually paid by Asyst to Executive for the three most recently completed Fiscal Years (or the average for such fewer years for which such bonuses were actually paid) preceding the Date of Termination. For example:
               A. If , as of the Date of Termination, the Executive’s bonuses for the three most recently completed fiscal years were FY-1 - $100,000 , FY-2 — no bonus paid, and FY-3 — $50,000, then the average of Executive’s annual earned bonuses actually paid by Asyst to Executive for the three most recently completed Fiscal Years would be $75,000; and
               B. If, as of the Date of Termination, the Executive had not completed three full fiscal years of employment or otherwise was not eligible to receive annual earned bonuses as an Executive for each of the preceding three full fiscal years, and the Executive’s bonuses for the most recently completed fiscal years were FY-1 — not employed /not eligible, FY-2 — $50,000, FY-3 — $100,000, then the average of Executive’s annual earned bonuses actually paid by Asyst to Executive for the three most recently completed Fiscal Years would be $75,000);
               (iv) continuing Asyst-paid coverage under the life, disability, accident, health, dental and vision insurance programs covering senior executives of Asyst generally, as from time to time in effect, to the extent permitted under COBRA coverage or the terms of other such programs, for the two-year period from such termination or, if earlier, through such date as Executive becomes eligible for substantially similar coverage under the employee benefit plans of a new employer; provided that Executive agrees that the period of such continuation coverage under such plans shall count against any obligation by the plan or Asyst to provide continuation coverage pursuant to COBRA;
               (v) accelerated, immediate and unconditional vesting of all unvested stock options and other equity awards (including Performance-Based Awards) previously granted to Executive and, for the one-year period following the Date of Termination, the right to exercise any such stock options and other equity rights held by Executive; and
               (vi) continuation of all other benefits in effect for Executive on the

Date of Termination (including, without limitation, automobile, vacation and retirement benefits, if applicable) for the two-year period following the Date of Termination or, if earlier, through such date as Executive becomes eligible for substantially similar benefits under the employee benefit plans of a new employer.
          (c) Asyst shall provide Executive 30 days’ Notice of Termination of Executive’s employment without Cause, and Executive shall comply with Section 4 regarding the Notice of Termination of his or her employment for Good Reason.
     4. CONDITIONS ON EXECUTIVE’S RIGHT TO TERMINATE EMPLOYMENT FOR GOOD REASON. Executive’s right to terminate his or her employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. In order for Executive to terminate his or her employment for Good Reason, and to be eligible to receive the rights, payments and benefits provided under subsections 3(a) and (b), above, Executive must satisfy the following requirements:
          (a) Executive must deliver a Notice of Termination to Asyst, which written notice shall indicate the specific provision or provisions in the definition of Good Reason relied upon as a basis for termination and shall describe the specific facts and circumstances in sufficient detail to identify the specific act, omission, event or condition that constitutes Good Reason as the basis for such termination of Executive’s employment. Executive must deliver such Notice of Termination no later than 90 days of Executive’s initial determination of the existence of such specific act, omission, event or condition that constitutes Good Reason as the basis for such termination of Executive’s employment.
          (b) Upon receipt of such written notice, Asyst must have at least 30 days to correct, cure or remedy the event or condition that constitutes Good Reason and fail to do so in that period. If Asyst corrects, cures or remedies the Good Reason, Executive’s Notice of Termination shall be deemed withdrawn and Asyst shall not be required to provide or pay the rights, payments or benefits under subsections 3(a) and (b), above.
          (c) Executive must not have consented to the event or condition that constitutes Good Reason. Executive’s continued employment shall not constitute consent to, or a waiver of rights by Executive with respect to, any act or omission constituting Good Reason as the basis for such termination of Executive’s employment.
          (d) Notwithstanding any other provision, in no event may Executive terminate his or her employment for Good Reason as of a Date of Termination that is more than two years following the initial existence of the specific event or condition that constitutes Good Reason.
     5. TIMING AND DETERMINATION OF AMOUNT OF PAYMENT.
          (a) Generally, amounts to be paid to the Executive upon termination of employment under this Agreement shall be paid in a cash lump sum within 30 business days after the Date of Termination, except that (i) the payment of any equity awards may be made (in Asyst’s sole discretion) in shares and (ii) in the event it is determined that the Executive is a “Specified Employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), any payment to be made under this Agreement that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be delayed as provided in Section 16, below.
          (b) Determination of Amount of Payment. In the event that any rights, compensation, payments or benefits received or to be received by Executive pursuant to this Agreement (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to Excise Tax, but only if and to the extent that such a reduction would result in Executive’s receipt of Payments that are greater than the net amount that he would receive hereunder (after application of the Excise Tax) if no reduction were made.
          (c) Tax Reductions. The amount of required reduction, if any, shall be the smallest amount so that Executive’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax) shall be maximized, as determined by Executive. Executive’s determination of any required reduction pursuant to this subsection (a) shall be conclusive and binding upon Asyst, which shall reduce Payments accordingly only upon written notice from Executive indicating the amount of such reduction, if any. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to Excise Tax, then the following paragraph shall apply.
          (d) Liability for Excise Taxes. Notwithstanding any reduction described in the immediately preceding paragraph (or in the absence of any such reduction), if the IRS determines that Executive is liable for Excise Tax as a result of receipt of Payments, then Asyst shall allow Executive to pay back to Asyst, within 30 days after final IRS determination, an amount of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Asyst so that Executive’s net proceeds with respect to the Payments (after taking into account payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this paragraph,

Executive shall pay it.
          (e) Release. Asyst may require in its sole discretion, and at any time as a condition of receiving any right, compensation, payment or benefit under this Agreement in conjunction with a Change in Control, that (a) Executive execute at the time of such termination of employment and abide by the terms of a general release of claims against Asyst and its affiliates and agents substantially in the form attached hereto as Exhibit A (“General Release”), and (b) reaffirm in an executed document Executive’s confidentiality obligations to Asyst consistent with this Agreement and the terms of Asyst’s standard Proprietary or Confidential Information and Inventions Assignment Agreement then in effect.
     6. CONFIDENTIAL INFORMATION.
          (a) Acknowledgments. Executive acknowledges that:
               (i) As a result of his or her employment with Asyst, Executive has obtained and will obtain secret and confidential information concerning the business of Asyst, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information;
               (ii) Asyst will suffer damage that will be difficult to compute if, during the Term of Employment or thereafter, Executive should divulge secret and confidential information relating to the business of Asyst heretofore or hereafter acquired by him or her in the course of his or her employment with Asyst; and
               (iii) The provisions of this Section 6 are reasonable and necessary for the protection of the business of Asyst.
          (b) Confidential Information. Executive agrees that he will not at any time,

either during the Term of Employment or thereafter, divulge to any person, firm or corporation any confidential information obtained or learned by him or her during the course of employment with Asyst with regard to the operational, financial, business or other affairs of Asyst, its officers and directors, including, without limitation, trade “know how,” secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes. In this regard, Executive agrees to execute and at all times be bound by Asyst’s standard Proprietary or Confidential Information and Inventions Assignment Agreement, as may be amended by Asyst from time to time (the “Proprietary Information and Inventions Agreement”). To the specific extent the terms of the Proprietary Information and Inventions Agreement conflict with the terms of this Agreement, such terms of this Agreement will control.
          (c) Remedies and Sanctions. In the event that Executive is found to be in violation of this Section 6 (including the Proprietary Information and Inventions Agreement), Asyst shall be entitled to relief as provided in Section 7, below.
     7. INJUNCTIVE RELIEF.
          (a) If Executive commits a breach, or threatens to commit a breach, of any material provision of Section 6, above, Asyst shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services rendered hereunder to Asyst are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Asyst, for which monetary damages will not provide an adequate remedy. The rights and remedies enumerated in this subsection (a) shall be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to Asyst under law or equity.

          (b) If any provision of Section 6, above, is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and any such provision shall then be applicable in such modified form.
     8. WITHHOLDING TAXES.
          All payments to Executive or his or her Beneficiary under or pursuant to this Agreement shall be subject to further withholding or deductions on account of federal, state and local taxes as required by law. If any payment under this Agreement is insufficient to provide the amount of such withholdings or deductions, Asyst may withhold or deduct from any subsequent or other payment due Executive or his or her Beneficiary. In this regard, Asyst may withhold or deduct from any payments hereunder the amount that Asyst, in its reasonable judgment, determines it is required to withhold or deduct for any federal, state or local income or employment taxes.
     9. ASSIGNABILITY, SUCCESSORS, BINDING AGREEMENT.
          (a) This Agreement, and its terms, conditions and obligations, shall be binding on any successor-in-interest to Asyst, whether through merger, acquisition, consolidation, assignment, corporate dissolution or otherwise. In addition to any obligations imposed by law upon any successor to Asyst, Asyst will use its best efforts to obtain from any such successor to all or substantially all of the business and/or assets of Asyst a written agreement in which such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Asyst is required to perform it. Notwithstanding such assumption, Asyst shall remain liable and responsible for fulfillment of the terms and conditions of this Agreement, and in no event shall any such assignment and assumption of this

Agreement adversely affect Executive’s rights hereunder upon a Change in Control.
          (b) This Agreement shall inure to the benefit of and be enforceable by the parties’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, assignees and legatees, including the Beneficiary.
     10. REPRESENTATIONS.
          The parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his or her obligations, as the case may be, under this Agreement will not violate any agreement between such party and any other person, firm or organization. Asyst represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.
     11. ENTIRE AGREEMENT.
          Except to the extent otherwise expressly provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof; provided, however, that the terms and conditions of the Agreement to Arbitrate Disputes and Claims, Indemnification Agreement, Code of Business Conduct, and Proprietary Information and Inventions Agreement shall remain in full force and effect, and not superseded by this Agreement (except and to the extent expressly provided to the contrary herein).
          In the event of a conflict between this Agreement and terms of any benefit plan, grant or award, the provisions of this Agreement shall govern the determination of the parties’ respective rights, obligations and liabilities.

     12. AMENDMENT OR WAIVER.
          No provision in this Agreement may be amended unless and to the extent such amendment is agreed to in writing and signed by both Executive and an authorized officer of Asyst. No waiver by either party of any breach by the other party of any condition, obligation, performance or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.
     13. SEVERABILITY.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     14. SURVIVAL.
          The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment with Asyst.
     15. BENEFICIARIES/REFERENCES.
          Executive shall be entitled to designate (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement upon his or her death by giving Asyst written notice thereof in the form attached as Exhibit B. In the event of Executive’s death or of a judicial determination of his or her incompetence, reference in this Agreement to Executive shall be deemed to refer, as appropriate, to his or her beneficiary, estate or other legal representative.
     16. COMPLIANCE WITH SECTION 409A.

          (a) It is the intent of the parties to this Agreement that all of the payments and benefits set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A, and any ambiguities herein will be interpreted to so comply.
          (b) Asyst agrees to use reasonable and good faith efforts to administer its performance-based annual cash incentive plan or any other annual incentive plan, long term incentive plan or equity award in which Executive participates in a manner that qualifies for exemption from or complies with Section 409A.
          (c) It is the intent of the parties that a termination by Asyst without Cause or a termination by Executive for Good Reason shall constitute an involuntary separation of service under 409A and that the payments and benefits in Sections 3(a) and (b), shall, to the extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception to Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment under Section 3(b) shall be deemed a separate payment under this Agreement. To the extent that any of the payments and benefits under Section 3(b) is determined to constitute deferred compensation subject to 409A (the “Deferred Compensation Benefit”), they will be subject to the following restrictions:
               (i) Anything in this Agreement to the contrary notwithstanding, any Deferred Compensation Benefit shall be paid or provided to Executive only if and as of the date Executive experiences a “separation from service” as defined in the final Treasury Regulations promulgated under Section 409A.
               (ii) Anything in this Agreement to the contrary notwithstanding, if

Executive is a “specified employee” within the meaning of Section 409A on the Date of Termination, and as determined in accordance with the applicable standards of Section 409A and the Treasury Regulations thereunder, as applied on a consistent basis, then the parties agree that to the extent the Deferred Compensation Benefit is subject to the “six-month delay rule” in Section 409A(a)(2)(B)(i), the Deferred Compensation Severance Benefit that would otherwise have been due within the first six (6) months following the Date of Termination will be provided or paid in a lump sum one (1) day following the earlier of:
                    (A) the last day of the sixth (6th) complete calendar month following the Date of Termination; or
                    (B) Executive’s death.
Any remaining installments following such date shall be made in accordance with the original payment schedule.
          (d) The parties agree to work in good faith to use reasonable efforts to amend or modify this Agreement as may be necessary to ensure that all payments and benefits provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A.
          (e) Notwithstanding the foregoing or elsewhere in this Agreement, Asyst makes no representations or warranties that the compensation or benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement. To the extent that any of the payments and benefits in Sections 3(b), or otherwise under this Agreement, is determined to constitute deferred compensation subject to 409A, Executive will have sole liability for any additional tax, assessment or penalty imposed under Section 409A, and

Asyst shall have no obligation to hold harmless, indemnify, compensate or “gross up” Executive for any such additional tax, assessment or penalty.
     17. MITIGATION.
          Asyst agrees that Executive is not required to seek other employment following the Term of Employment, or to attempt in any way to reduce any amounts payable to him or her under this Agreement. Further, the amount of any cash payment payable under this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by him or her to Asyst, or otherwise.
     18. GOVERNING LAW.
          This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, without reference to principles of conflict of laws.
     19. RESOLUTION OF DISPUTES.
          (a) Arbitration. Any right or benefit, or obligation or liability, granted or arising under this Agreement, and any other dispute between Executive and Asyst arising from or relating to Executive’s employment or termination of employment, shall be subject to and resolved exclusively by binding non-appealable arbitration. The terms and conditions of the Agreement to Arbitrate Disputes and Claims (and as amended, from time to time) shall govern such dispute and arbitration shall be binding on Executive and Asyst, and shall be deemed incorporated herein by reference as a material part of this Agreement. Neither Executive nor Asyst shall be liable to, or entitled to recover from, the other for any claim, cause or action, suit or proceeding relating to any right or obligation hereunder, any incidental, special, consequential or exemplary damages of any kind, including punitive damages (and the arbitrator will be without jurisdiction or authority to award such damages). The arbitrator also will not have jurisdiction or authority to award attorneys’ fees or costs to either party for any claim, cause, action, suit or proceeding unless and to the extent a statute at issue which is the basis for the claim, cause, action, suit or proceeding expressly authorizes the award of attorneys’ fees and costs to the prevailing party. In this instance only, the arbitrator shall have the authority to make an award only of reasonable attorneys’ fees and costs to the prevailing party, and to the extent and in the manner permitted by the statute applicable to such claim, cause, action, suit or proceeding; however, any award of fees and costs will be limited to the amount of reasonable fees and costs actually incurred and which bear a reasonable relation to the prevailing party’s actual recovery.
          (b) Continuation of Payments. Pending the outcome or resolution of any dispute between the Parties, Asyst shall continue to pay Executive all amounts, and provide on his or her behalf all benefits, expressly provided and due him or her under this Agreement.
     20. NOTICES.
          Any notice, consent or waiver given to either party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.
     If to Asyst:
Asyst Technologies, Inc.
46897 Bayside Parkway
Fremont, CA 94538
Attention: General Counsel
Tel: (510) 661-5000
Fax: (510) 661-5166

     With a copy to:
Chair, Compensation Committee
Board of Directors
Asyst Technologies, Inc.
46897 Bayside Parkway
Fremont, CA 94538
Tel: (510) 661-5000
Fax: (510) 661-5166
     If to Executive, to Executive’s residence last specified by him or her in writing to Asyst for this purpose or, if none, as the residence is last indicated in Asyst’s employment records for Executive.
     21. HEADINGS.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     22. PARTIAL INVALIDITY.
          If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
     23. NO OTHER COMPENSATION; EMPLOYEE AT WILL.
          (a) Except and to the extent specifically provided in Sections 2 and 3, above, no right, payment, compensation or benefit shall be conferred, due or payable to Executive, and no obligation or liability shall be due or owing by Asyst, under this Agreement or otherwise in respect of the conduct or termination of Executive’s employment in relation to a Change in Control.
          (b) Executive is and shall remain an “employee at will” at all times during the term of this Agreement and shall not have any right or expectation (reasonable or otherwise) to be retained or continue in the employ of Asyst.
          (c) Executive understands and expressly agrees, as a material inducement to Asyst to enter this Agreement, that Executive’s only right, claim, cause or action arising from termination or the affect of termination of his or her employment, whether by him, her or Asyst, or whether in the context of a Change in Control, at any time and for any reason, shall be limited to payment and recovery of the specific payments and benefits identified in Sections 2 and 3, above, and that Executive understands and agrees that he or she shall never raise or assert (and is estopped from ever raising or asserting) any other right, claim, cause or action arising from termination or the affect of termination of his or her employment.
     24. COUNTERPARTS.
          This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Asyst Technologies, Inc.

Dated:

[an officer authorized to sign for the company]
Name:

Title:

Dated:

[Executive]

EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS
This Severance Agreement and Release of All Claims (“Agreement and Release”) is intended to constitute a binding agreement between you, [                    ] (“Employee”), and Asyst Technologies, Inc., on behalf of its subsidiary and affiliated entities (“Asyst” or the “Company”). Please review the terms carefully. By signing below, you are agreeing to end your employment relationship with Asyst on the terms identified below, and in return for the benefits provided herein. We advise you to consult with an attorney or other advisor concerning its terms and obligations and the specific effect on your legal rights. This Agreement and Release is deemed effective as of                                          (the “Effective Date”).
     1. Your employment with Asyst shall terminate on                     . You understand you have no recall rights.
     2. You and Asyst agree that this Agreement and Release is contractual in nature and not a mere recital, and that this Agreement and Release shall be interpreted as though drafted jointly by the Employee and Asyst.
     3. You will be entitled to the current pay and benefits due you through termination of your employment. You understand that, except as provided herein, you will not be entitled to any additional payments or severance or any other benefits from Asyst associated with any claimed work or right to work beyond the date of your termination.
     4. During the course of your employment with Asyst, you have had access to or have had possession of confidential and proprietary information or materials of Asyst. You acknowledge and confirm that you have complied during your employment with all the terms of Asyst’s Confidential Information and Inventions Assignment Agreement signed by you and reaffirm that your confidentiality obligations to Asyst are continuing into the future regardless of termination of your employment.
     5. You also agree to return promptly all property of Asyst, including pagers, cellular phones, PDAs and any other materials or equipment in your possession or which were provided to you by or through Asyst, except as specifically authorized by Asyst’s C.E.O. You further understand that any use of credit or telephone cards, cellular phones, pagers, PDAs, and other materials or equipment provided to you by or through Asyst will not be authorized beyond your termination date, and any expenses incurred after your termination date will not be eligible for reimbursement except as specifically authorized by Asyst’s C.E.O.
     6. You hereby fully waive, release and discharge Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each (the “Released Parties”) from, and agree never to assert against any of the Released Parties any and all claims, liabilities, charges and causes of action of any kind whatsoever which you have, had or may have against them as of the date on which you sign this Agreement,

i

including without limitation any and all claims, liabilities, charges and causes of action relating to:
(a)	your employment, termination of employment or any right, expectation, claim or benefit relating to or arising in any manner from your employment;

(b)	any and all rights or claims relating to or in any manner arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq., as amended);

(c)	any and all rights or claims relating to or in any manner arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq., as amended);

(d)	any and all rights or claims relating to or in any manner arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq., as amended);

(e)	any and all rights or claims relating to or in any manner arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq., as amended);

(f)	any and all rights or claims relating to or in any manner arising under the WARN Act (as amended), and any comparable provisions of California or other applicable law;

(g)	any and all rights or claims relating to or in any manner arising under the Equal Pay Act of 1963 (as amended);

(h)	any and all rights or claims relating to or in any manner arising under the California Labor Code Section 1197.5 (as amended); and

(i)	any and all rights or claims otherwise relating to or in any manner arising under federal, state or local statutory, administrative or common law or regulation, including claims for wrongful termination or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, infliction of emotional distress, personal injury, defamation and misrepresentation.
Asyst hereby fully waives, releases and discharges you from, and agrees never to assert against you, any and all claims, liabilities, charges and causes of action of any kind whatsoever which Asyst has, had or may have against you as of the date on which you sign this Agreement, provided, however, that nothing in this Paragraph 6 shall preclude Asyst from enforcing its rights with respect to your obligations under the terms and conditions of (i) this Agreement and Release, (ii) the releases from you contained herein, (iii) the Agreement to Arbitrate Disputes and Claims, and (iv) the continuing obligations and liabilities expressly provided under the Confidential Information and Inventions Assignment Agreement.

     7. Each party waives his, her or its rights under section 1542 of the Civil Code of California, or other comparable provision of applicable law, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
     8. This Agreement and Release shall not affect any waiver or release of any claim for workers’ compensation benefits and unemployment insurance benefits or any other claims that may not be released under applicable law. Nothing in this Agreement and Release shall preclude you from enforcing your rights with respect to Asyst’s obligations under the terms and conditions of (i) this Agreement and Release, (ii) the releases from Asyst contained herein, (iii) the Agreement to Arbitrate Disputes and Claims, (iv) the continuing obligations and liabilities expressly provided under any Indemnity Agreement between the parties, and (v) claims relating to the validity of this Agreement and Release under the ADEA (as amended).
     9. You understand, represent and agree that:
(a)	you have had a reasonable opportunity of up to 21 days to consider this Agreement and Release if you wish and to consult an attorney or other advisor before signing this Agreement and Release;

(b)	you have read this Agreement and Release in full and understand all of the terms and conditions set forth herein;

(c)	you knowingly and voluntarily agree to all of the terms and conditions set forth herein and intend to be legally bound by them;

(d)	you may rescind this Agreement and Release only with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) and only if you do so within seven (7) days after signing it (in which case you will forfeit in full and agree immediately to refund, return to and reimburse Asyst any and all benefits provided to you under Paragraph 8, above); and

(e)	this Agreement and Release will not become effective or enforceable with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) until seven (7) days after you have signed it.
     10. You represent that you have not filed any complaints, claims, grievances or actions against Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each, or any other of the Released Parties in any state, federal or local court or agency, and you covenant not to file any such complaints, claims, grievances, or actions (other than for workers’ compensation benefits, unemployment insurance benefits or otherwise not subject to by law to your waiver or releases herein) at any time hereafter. You hereby grant power of attorney to Asyst to dismiss on your behalf any such complaint, claim grievance or action you filed in violation of this Paragraph. Notwithstanding the foregoing, you acknowledge and agree that in the event you successfully assert any claim against Asyst, despite the waivers, releases and other representations provided in this Agreement and Release, that an amount equal to any and all benefits provided to you under Paragraph 3, above, may and shall be off-set and deducted from any recovery from such claim.
     11. Asyst represents that it has not filed any complaints, claims, grievances or actions against you in any state, federal or local court or agency, and Asyst covenants not to file any such complaints, claims, grievances, or actions at any time hereafter with respect to the claims released by Asyst hereunder. Asyst hereby grants power of attorney to you to dismiss on Asyst’s behalf any such complaint, claim grievance or action Asyst filed in violation of this Paragraph.
     12. You agree not to defame, disparage or criticize Asyst or its shareholders, directors, officers, employees or business or employment practices at any time. Asyst agrees that neither Asyst nor its directors, officers will defame, disparage or criticize you.
     13. Except to the extent the Agreement and Release has been publicly disclosed by Asyst, you agree to not to disclose the existence of this Agreement and Release, its terms, or any information relating to this Agreement and Release to anyone other than your spouse (if any), tax preparer, accountant, attorney and other professional adviser or party to whom disclosure is necessary in order to comply with the law. In such event, you will instruct them to maintain the confidentiality of this Agreement and Release just as you must.
     14. The parties agree that this Agreement and Release shall be binding upon their successors and assignees. Each represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement.
     15. If a court of competent jurisdiction declares or determines that any provision of this Agreement and Release is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of this Agreement, but the remaining provisions shall continue in full force and effect.
     16. Each party, upon breach of this Agreement and Release by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court or arbitrator of competent jurisdiction.
     17. Each party agrees that any differences, disputes or controversies between us arising from this Agreement and Release or from rights or obligations hereunder, or any liabilities asserted or arising from your employment or its termination, shall be exclusively submitted to arbitration subject to the terms and conditions of the Agreement to Arbitrate Disputes and Claims, which said terms and conditions are deemed incorporated in this Agreement and Release in full by this reference and made a material part hereof.

     18. We each, to the fullest extent permitted by law, waive any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising hereunder or from the rights, duties or liabilities created hereby.
     19. The laws of the State of California shall govern the construction and enforcement of this Agreement and Release and any rights, obligations or liabilities hereunder, without regard to conflicts of laws considerations.
     20. You certify and confirm that you do not have in your possession any, and that you have returned to Asyst as of termination of your employment all, property, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials equipment, other documents or property, or reproductions of any aforementioned items belonging to Asyst.
     21. You also certify and confirm that you have complied during your employment with all the terms of Asyst’s Confidential Information and Inventions Assignment Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by you (solely or jointly with others) covered by that agreement.
     22. You further reaffirm your obligations in the Asyst Confidential Information and Inventions Assignment Agreement.
     23. You understand that the provisions of this Agreement and Release set forth the entire agreement between you and Asyst concerning your employment, separation benefits and termination of employment, and that this Agreement and Release replaces any other promises, representations or agreement between you and Asyst, whether written or oral, concerning such matters (except as otherwise expressly set forth in this Agreement and Release). You also understand that any benefits provided you under this Agreement and Release are offered on a one-time basis, and are not a part of a funded employee welfare program or established Asyst practice or policy. Any modification of this Agreement and Release, or change to the benefits offered hereunder, must be in writing and executed in advance by you and Asyst, or else such modification will not be binding or effective.
     24. In the event that you breach any of your obligations under this Agreement and Release or as otherwise imposed by law, Asyst will be entitled to recover the sums and benefits paid under the Agreement and Release and to obtain all other relief provided by law or equity.
     25. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement and Release made by any other party to this Agreement and Release or any party’s agents, attorneys or representatives.
I, THE UNDERSIGNED, HAVE HAD A SUFFICIENT OPPORTUNITY TO CONSIDER THIS AGREEMENT AND RELEASE AND HAVE BEEN ADVISED IN WRITING THAT I MAY CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS AGREEMENT AND RELEASE AND UNDERSTAND THAT I ENTER THIS AGREEMENT AND RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST ASYST TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS AGREEMENT AND RELEASE VOLUNTARILY AND KNOWINGLY.
ACKNOWLEDGED, UNDERSTOOD AND AGREED:

EMPLOYEE:	ASYST TECHNOLOGIES, INC.

By:
Name:
Title:

Date:	Date:

EXHIBIT B
Beneficiary Designation
Pursuant to Section 15 of that Change in Control Agreement (the “Agreement”), made and entered into as of                     , 20___, between myself and Asyst Technologies, Inc., a California corporation, with its principal office located at 46897 Bayside Parkway, Fremont, CA 94538 (together with its successors and assigns permitted under this Agreement, “Asyst”), I hereby make and provide notice to Asyst of the following Beneficiary Designation (which shall be binding on Asyst and in effect, unless, until and only to the extent superceded by a subsequent written Beneficiary Designation provided to Asyst in conformity with the requirements of the Agreement):
If I die prior to distribution or payment to me of any claimed right, compensation, payment or benefit due or payable to me under the Agreement, such right, compensation, payment or benefit shall be automatically transferred and/or due, distributed and paid to those beneficiaries designated below who survive me, subject to the provisions of the Agreement (if applicable) [check one box only]:
☐	Entirely to the spouse to whom I am currently married. [Please provide name and address below.] If my spouse does not survive me, payment is to be made to [check one box only]:

☐	All of my children who survive me in equal shares. [Please provide names and addresses below.]

☐	All of the persons named below who survive me in equal shares.

☐	To all of my children who survive me in equal shares. [Please provide names and addresses below.]

☐	To all of my siblings who survive me in equal shares. [Please provide names and addresses below.]

☐	Entirely to the first person named below who survives me.

☐	To all of the persons named below who survive me in equal shares.

☐	Other [please use a separate sheet if necessary]:

The term “children” means natural or legally adopted children but excludes stepchildren (if not adopted).
The term “siblings” means brothers and sisters, whether natural or adoptive, but excludes stepbrothers and stepsisters.
The names and addresses of my beneficiaries are as follows [please use a separate sheet if necessary]:

1.	Name:	Relationship:
	Address:	Email:
Telephone:

2.	Name:	Relationship:
	Address:	Email:
Telephone:

3.	Name:	Relationship:
	Address:	Email:
Telephone:

4.	Name:	Relationship:
	Address:	Email:
Telephone:

5.	Name:	Relationship:
	Address:	Email:
Telephone:
This beneficiary designation is to take effect on the date when it is received by the person responsible for administering the Agreement at Asyst Technologies, Inc., and it supersedes any prior designations that I may have made under the Agreement.

Executive

,
(Date)	(signature)
Please file this form with Human Resources and the General Counsel, Asyst Technologies, Inc.

Received by:
Date of receipt:                                          ,  200